Exhibit 99
                                   ----------

NEWS RELEASE
                                                      from LACLEDE STEEL COMPANY
                                                         ONE METROPOLITAN SQUARE
                                                        ST. LOUIS, MO 63102-2738
                                                      TELEPHONE:  (314) 425-1400

FOR RELEASE:      Immediately

CONTACT:          Michael H. Lane
                  Vice President-Finance
                  (314) 425-1505

                     Birmingham Steel Corporation Executives
                  Appointed to Laclede Steel Board of Directors

     St. Louis, Missouri (October 8, 1997) ... Laclede Steel Company today announced that three of Birmingham Steel Corporation's executive officers have been appointed to the board of directors of Laclede Steel Company. Birmingham Steel recently purchased 24.9% of Laclede's outstanding common shares from Ivaco Inc. Birmingham Steel also obtained certain rights relating to Ivaco's remaining holdings in Laclede which entitle it to vote 50.3% of Laclede's outstanding voting shares.

     The Birmingham Steel executives joining the Laclede board are: Robert A. Garvey, Chairman and Chief Executive Officer; William R. Lucas, Jr., Executive Vice President-Administration and General Counsel; and Joseph Alvarado, Executive Vice President-Commercial. In addition, Michael H. Lane, Vice President-Finance, Treasurer and Secretary of Laclede, was appointed to the board. With these changes, Birmingham Steel representatives now hold three of the nine positions on the Laclede board.

     Concurrent with the appointment of the Birmingham Steel executives to the board, Laclede announced the resignations of four outside board members. Donald
F. Gunning, Lawrence K. Roos, Edwin J. Spiegel, Jr., and Lester Varn, Jr. resigned as Laclede directors.

     Laclede, headquartered in St. Louis, Missouri, is a manufacturer of carbon and alloy steel products, including pipe products, hot rolled products, wire products and welded chain. Laclede operates facilities in Illinois, Indiana, Missouri, Pennsylvania, Tennessee and Oregon.

     Birmingham Steel operates in the mini-mill sector of the steel industry and conducts operations at facilities located across the United States. The Company specializes in producing steel reinforcing bar, merchant products and SBQ (special bar quality) bar, rod and wire. The common stock of Birmingham Steel Corporation is traded on the New York Stock Exchange under the symbol "BIR".